News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
THIRD QUARTER OF FISCAL 2013
-- Third Quarter Revenue Increase of 40% --
-- Third Quarter Operating Profit Increase of 191% --

FOREST CITY, IOWA, June 27, 2013 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's third quarter of Fiscal 2013.

Revenues for the third quarter ended June 1, 2013 were $218.2 million, an increase of 40.1%, versus $155.7 million for the third quarter of Fiscal 2012. The Company reported operating income of $10.2 million for the quarter, an increase of 190.6% versus $3.5 million for the third quarter of Fiscal 2012. Net income for the third quarter of Fiscal 2013 was $7.7 million, an increase of 94.4%, versus $3.9 million for the third quarter of Fiscal 2012. Diluted earnings per share for the third quarter of Fiscal 2013 was $0.27, an increase of 107.7%, versus $0.13 for the third quarter of Fiscal 2012.

Earnings in the third quarter were positively impacted by increased motorhome volumes, driven by higher dealer and retail consumer demand. The increased volumes, along with lower incentives, provided fixed cost leverage, higher operating margins, net income and earnings per share as compared to the same quarter last year. Net cash generated from operations was $19.2 million in the third quarter.

Revenues for the first 40 weeks of Fiscal 2013 were $588.9 million, an increase of 40.5%, versus revenues of $419.1 million for the first 39 weeks of Fiscal 2012. The Company reported operating income of $29.1 million for the first nine months of Fiscal 2013, versus $3.0 million for the first nine months of Fiscal 2012. Net income for the first nine months of Fiscal 2013 was $21.3 million, an increase of 425.0%, versus $4.1 million, for the first nine months of Fiscal 2012. Diluted earnings per share for the first nine months of Fiscal 2013 was $0.76 per diluted share, an increase of 442.9%, versus $0.14 per diluted share for the first nine months of Fiscal 2012.

“We worked extremely hard to deliver significant improvement in the third quarter as compared to the prior year,” said Winnebago Industries' Chairman, CEO and President Randy Potts. "We again increased our shipment volume in nearly every sector of our business due to the continued rise in customer demand."

Potts continued, "We are very pleased with the marketplace response to our new 2014 motorhome and towable products, including the new Winnebago Forza and Itasca Solei. These products provide our dealers and retail customers with a new price point targeted at the largest growth component of the Class A diesel category. We are focused on bringing these exciting new products and others to market. Since the initial introduction to our dealer partners in late April at our Dealer Days event, we have moved forward with our planned staggered retail product rollouts which will continue throughout the coming months. We have had exceptional growth throughout Fiscal 2013, experiencing the best shipment quarter in over five years, while still increasing our sales order backlog."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, June 27, 2013. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
# # #

Winnebago Industries, Inc.
Consolidated Statements of Operations
(In thousands, except percent and per share data)
(Unaudited)

	Quarter Ended
	June 1, 2013		May 26, 2012
Net revenues	$218,199	100.0%	$155,709	100.0%
Cost of goods sold	197,002	90.3%	143,638	92.2%
Gross profit	21,197	9.7%	12,071	7.8%
Operating expenses:
Selling	4,857	2.2%	4,331	2.8%
General and administrative	6,092	2.8%	4,213	2.7%
Total operating expenses	10,949	5.0%	8,544	5.5%
Operating income	10,248	4.7%	3,527	2.3%
Non-operating income	144	0.1%	402	0.3%
Income before income taxes	10,392	4.8%	3,929	2.5%
Provision (benefit) for taxes	2,731	1.3%	(12)	—%
Net income	$7,661	3.5%	$3,941	2.5%
Income per common share:
Basic	$0.27		$0.13
Diluted	$0.27		$0.13
Weighted average common shares outstanding:
Basic	27,987		29,225
Diluted	28,087		29,263

	Nine Months(1) Ended
	June 1, 2013		May 26, 2012
Net revenues	$588,919	100.0%	$419,146	100.0%
Cost of goods sold	529,784	90.0%	391,733	93.5%
Gross profit	59,135	10.0%	27,413	6.5%
Operating expenses:
Selling	13,649	2.3%	12,485	3.0%
General and administrative	16,392	2.8%	11,938	2.8%
Loss on sale of asset held for sale	28	0.0%	—	0.0%
Total operating expenses	30,069	5.1%	24,423	5.8%
Operating income	29,066	4.9%	2,990	0.7%
Non-operating income	739	0.1%	549	0.1%
Income before income taxes	29,805	5.1%	3,539	0.8%
Provision (benefit) for taxes	8,468	1.4%	(525)	(0.1)%
Net income	$21,337	3.6%	$4,064	1.0%
Income per common share:
Basic	$0.76		$0.14
Diluted	$0.76		$0.14
Weighted average common shares outstanding:
Basic	28,128		29,171
Diluted	28,218		29,243

Percentages may not add due to rounding differences.

(1) The nine months ended June 1, 2013 and May 26, 2012 contained 40 weeks and 39 weeks, respectively.

Winnebago Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 1, 2013	August 25, 2012
ASSETS
Current assets:
Cash and cash equivalents	$42,422	$62,683
Short-term investments	4,605	—
Receivables, net	31,421	22,726
Inventories	112,951	87,094
Prepaid expenses and other assets	6,718	4,509
Income taxes receivable and prepaid	2,416	1,603
Deferred income taxes	10,515	8,453
Total current assets	211,048	187,068
Total property and equipment, net	20,158	19,978
Assets held for sale	—	550
Long-term investments	4,385	9,074
Investment in life insurance	24,826	23,127
Deferred income taxes	28,112	30,520
Goodwill	1,228	1,228
Amortizable intangible assets	577	641
Other assets	12,537	13,886
Total assets	$302,871	$286,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,398	$24,920
Income taxes payable	—	348
Accrued expenses	41,088	35,750
Total current liabilities	69,486	61,018
Long-term liabilities:
Unrecognized tax benefits	4,931	5,228
Postretirement health care and deferred compensation benefits	70,354	75,135
Total long-term liabilities	75,285	80,363
Stockholders' equity	158,100	144,691
Total liabilities and stockholders' equity	$302,871	$286,072

Winnebago Industries, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months(1) Ended
	June 1, 2013	May 26, 2012
Operating activities:
Net income	$21,337	$4,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,190	3,786
LIFO expense	438	844
Stock-based compensation	1,258	863
Deferred income taxes including valuation allowance	(1,243)	(753)
Postretirement benefit income and deferred compensation expenses	259	510
Provision for doubtful accounts	62	28
(Gain) loss on disposal of property	(34)	20
Gain on life insurance	(536)	(281)
Increase in cash surrender value of life insurance policies	(853)	(523)
Other	—	579
Change in assets and liabilities:
Inventories	(26,295)	(1,283)
Receivables, prepaid and other assets	(10,819)	1,893
Income taxes and unrecognized tax benefits	(234)	105
Accounts payable and accrued expenses	9,895	4,950
Postretirement and deferred compensation benefits	(3,359)	(3,053)
Net cash (used in) provided by operating activities	(6,934)	11,749

Investing activities:
Proceeds from the sale of investments, at par	250	750
Proceeds from life insurance	1,004	1,404
Purchases of property and equipment	(3,322)	(1,527)
Proceeds from the sale of property	637	16
Payments of COLI borrowings	(1,371)	—
Other	692	(558)
Net cash (used in) provided by investing activities	(2,110)	85

Financing activities:
Payments for purchase of common stock	(11,123)	(343)
Other	(94)	33
Net cash used in financing activities	(11,217)	(310)

Net (decrease) increase in cash and cash equivalents	(20,261)	11,524
Cash and cash equivalents at beginning of period	62,683	69,307
Cash and cash equivalents at end of period	$42,422	$80,831

Supplemental cash flow disclosure:
Income taxes paid, net of refunds	$9,946	$115

(1) The nine months ended June 1, 2013 and May 26, 2012 contained 40 weeks and 39 weeks, respectively.

Winnebago Industries, Inc.

Deliveries
	Quarter Ended				Change
(In units)	June 1, 2013	Product Mix % (1)	May 26, 2012	Product Mix % (1)	Units	%
Class A gas	656	33.2%	429	33.5%	227	52.9%
Class A diesel	323	16.3%	234	18.3%	89	38.0%
Total Class A	979	49.5%	663	51.8%	316	47.7%
Class B	78	3.9%	87	6.8%	(9)	(10.3)%
Class C	921	46.6%	530	41.4%	391	73.8%
Total motorhomes	1,978	100.0%	1,280	100.0%	698	54.5%

Travel trailer	587	82.3%	357	55.3%	230	64.4%
Fifth wheel	126	17.7%	289	44.7%	(163)	(56.4)%
Total towables	713	100.0%	646	100.0%	67	10.4%

	Nine Months(2) Ended				Change
(In units)	June 1, 2013	Product Mix % (1)	May 26, 2012	Product Mix % (1)	Units	%
Class A gas	1,779	36.1%	1,163	35.0%	616	53.0%
Class A diesel	989	20.1%	701	21.1%	288	41.1%
Total Class A	2,768	56.1%	1,864	56.1%	904	48.5%
Class B	263	5.3%	215	6.5%	48	22.3%
Class C	1,900	38.5%	1,242	37.4%	658	53.0%
Total motor homes	4,931	100.0%	3,321	100.0%	1,610	48.5%

Travel trailer	1,433	78.8%	928	56.5%	505	54.4%
Fifth wheel	385	21.2%	715	43.5%	(330)	(46.2)%
Total towables	1,818	100.0%	1,643	100.0%	175	10.7%

(1) Percentages may not add due to rounding differences.
(2) The nine months ended June 1, 2013 and May 26, 2012 contained 40 weeks and 39 weeks, respectively.

Backlog
	As Of				Change
	June 1, 2013		May 26, 2012
	Units	% (1)	Units	% (1)	Units	%
Class A gas	1,397	49.1%	479	38.7%	918	191.6%
Class A diesel	499	17.5%	257	20.8%	242	94.2%
Total Class A	1,896	66.6%	736	59.5%	1,160	157.6%
Class B	149	5.2%	120	9.7%	29	24.2%
Class C	801	28.1%	381	30.8%	420	110.2%
Total motorhome backlog(2)	2,846	100.0%	1,237	100.0%	1,609	130.1%

Travel trailer	359	81.0%	301	59.6%	58	19.3%
Fifth wheel	84	19.0%	204	40.4%	(120)	(58.8)%
Total towable backlog (2)	443	100.0%	505	100.0%	(62)	(12.3)%

Total approximate backlog revenue dollars (in 000's):
Motorhome	$292,307		$131,418		$160,889	122.4%
Towable	9,562		12,487		(2,925)	(23.4)%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Dealer Inventory
	Units As Of		Change
	June 1, 2013	May 26, 2012	Units	%
Motorhomes	2,634	1,940	694	35.8%
Towables	1,642	1,370	272	19.9%